EXHIBIT 99.1 CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—July 27, 2023--Citizens Holding Company (the “Company”) (NASDAQ:CIZN) announced today results of operations for the three and six months ended June 30, 2023.

(in thousands, except share and per share data)

Net income for the three months ended June 30, 2023 was $300, or $0.05 per share-basic and diluted, a linked-quarter decrease of ($840), or (73.68%) from net income of $1,140, or $0.20 per share-basic and diluted. Net income also decreased ($2,241), or (88.19)% from net income of $2,541, or $0.45 per share-basic and diluted for the same quarter in 2022.

Net income for the six months ended June 30, 2023 was $1,440, or $0.26 per share-basic and diluted, a decrease of ($3,137), or (68.54%) from net income of $4,577, or $0.82 per share-basic and diluted for the same period in 2022.

“A key contributor to the decline in net income for both the three and six months ended June 30, 2023, was net interest margin compression caused by increased funding costs. The Company’s funding costs for the three and six months ended June 30, 2023, were 147 bps and 145 bps, respectively, compared to 33 bps for the three and six months ended June 30, 2022. The funding costs for the three months ended March 31, 2023 was 136 bps”, as quoted by Phillip Branch, Chief Financial Officer of the Company.

Second Quarter Highlights

●

Total revenues, or interest and non-interest income, for the three months ended June 30, 2023 totaled $13,422, an increase of $27, or 0.20% from the prior quarter. The increase in total revenue is primarily attributed to an increase of $206, or 2.81% in interest income on loans attributed to rising interest rates.

●

Yields on earning assets increased 11 basis points (“bps”) to 371 bps for the three months ended June 30, 2023 compared to 360 bps for the three months ended March 31, 2023 and increased 69 bps compared to 302 bps for the three months ended June 30, 2022.

●

Loans held for investment (“LHFI”) increased $7,494, or 1.32%, to $574,734 at June 30, 2023, compared to $567,240 at March 31, 2023. Loan demand continues to be moderately positive in the Company’s operating markets.

●

Credit quality continues to remain solid with total non-performing assets (“NPA”) to loans at 72 bps at June 30, 2023 compared to 84 bps at June 30, 2022. Total non-performing assets decreased $12, or (0.29%), to $4,165 at June 30, 2023, compared to $4,177 at March 31, 2023, and decreased $807, or (16.23%), compared to $4,972 at June 30, 2022.

●	Allowance for credit losses (“ACL”) to loans was 1.11% at June 30, 2023 compared to 1.06% in the prior quarter and 0.86% the same period a year ago.

Chief Executive Officer (“CEO”) Commentary

Stacy Brantley, President and Chief Executive Officer of the Company, stated, “The Citizens Bank of Philadelphia (the “Bank”), the wholly-owned subsidiary of the Company, is committed to disciplined management in the face of this challenging operating environment. Rapidly rising interest rates and intense competition for deposits has resulted in an increased cost of funds and tightening net interest margin (“NIM”). While we expect deposit costs to continue to rise over the remainder of the year, we also anticipate loan yields will rise through the combination of new loan production and renewal of the loan portfolio.

Deposit retention and credit quality have been highpoints in the first half of 2023. Our strong core deposit base with minimal uninsured deposits has proven stable over the prior twelve months. Total deposits have decreased slightly by (1.33%) as of June 30, 2023, over June 30, 2022. Past due loans and NPAs are down (67.11%) and (16.23%), respectively, over the same period in 2022.

Internal restructurings of loan production and credit administration during the quarter are aimed at an improved customer experience. Investments in technology have been made to drive efficiency and improve delivery channels. Together, these efforts are focused on building our core banking franchise and delivering great service to our customers and communities.”

Financial Condition and Results of Operations

Loans and Deposits

Total loans outstanding, net of unearned income, as of June 30, 2023 totaled $574,734 compared to $567,240 at March 31, 2023 and $589,541 as of June 30, 2022.

Total deposits as of June 30, 2023 were $1,103,072 compared to $1,115,826 at March 31, 2023 and $1,117,987 as of June 30, 2022. With the pressure throughout the banking system in regards to deposits, the Company has not experienced material outflows in deposits.

Net Interest Income

Net interest income for the three months ended June 30, 2023 was $7,414, a decrease of $264, or (3.44%), compared to $7,678 for the three months ended March 31, 2023, and a decrease of $1,349, or (15.39%), compared to $8,763 for the three months ended June 30, 2022. The NIM was 2.55% for the three months ended June 30, 2023 compared to 2.56% for the three months ended March 31, 2023 and 2.78% for the same period in 2022.

The linked-quarter decrease in net interest income is primarily a result of the increase in funding cost of $391, or 11.65%, compared to the three months ended March 31, 2023 and an increase of $2,948, or 369.85%, when compared to the three months ended June 30, 2022. This increase in funding is partially offset by an increase in total interest income of $127, or 1.15%, compared to the prior quarter and an increase of $1,599, or 16.72%, when compared to the same period in 2022.

Net interest income for the six months ended June 30, 2023 decreased $1,958, or (11.48%) to $15,092 from $17,050 for the same period in 2022. The year-to-date NIM was 2.54% as of June 30, 2023 compared to 2.56% at March 31, 2023 and 2.74% for the same period in 2022.

Net interest income for the six months ended June 30, 2023 decreased compared to the prior year due to interest expense increasing $5,535, or 353.88%. This decrease is the direct result of the aggressive Federal Reserve Bank (“FRB”) interest rate hikes causing increased deposit competition. This was partially offset as loans and investment securities repriced also. Total interest income increased by $3,577, or 19.22% compared to the same period in 2022. Management expects continued pressure on NIM given the current interest rate environment.

Credit Quality

The Company’s NPAs decreased by $12, or (0.29%), to $4,165 at June 30, 2023 compared to $4,177 at March 31, 2023, and decreased $807, or (16.23%), compared to $4,972 at June 30, 2022. The primary cause of the decrease from year-over-year was due to the sale of several other real estate owned (“OREO”) properties in 2023.

Net charge-offs for the quarter were $9 with net recoveries of $63 for the six months ended June 30, 2023. Year-to-date net (recoveries)/charge-offs to average net loans were (0.01%) at June 30, 2023 compared to (0.07%) at June 30, 2022.

The provision for credit losses (“PCL”) for the three months ended June 30, 2023 was $459 compared to $6 for the linked quarter and $56 compared to June 30, 2022. The PCL was primarily driven by qualitative factor adjustments due to declining commercial real estate (“CRE”) valuations on the national scale. The Company has not observed material deterioration in local CRE valuations. The ACL to LHFI was 1.11% and 0.86% at June 30, 2023 and 2022, respectively, and 1.06% at March 31, 2023, representing a level management considers commensurate with the risk in the loan portfolio.

Liquidity and Capital

Given the events within the banking industry over the past few months, investment securities portfolios, interest rate risk, liquidity and capital have become much more in focus for the Company’s management team and Board, regulators and investors. As a result of this, the Company is providing additional information on our liquidity and capital position as of June 30, 2023 to disclose the more traditional and stable nature of the Company’s banking model.

The Company currently has limited reliance on the wholesale funding market. The Company had $4,000 in overnight Federal Funds borrowings at June 30, 2023 as compared to $-0- at March 31, 2023 and June 30, 2022. The Company currently has capacity to borrow $190,000 from the Federal Home Loan Bank of Dallas (“FHLB”), approximately $150,000 to $200,000 in brokered deposit availability and $50,000 in availability with our correspondent Fed Funds lines. Additionally, management has applied and been approved to utilize the Bank Term Funding Program of the FRB or the Company could provide additional collateral to the FHLB to increase the capacity there, should those avenues be needed.

The Company and the Bank, remain in a strong capital position and well-capitalized. A comparison of the various regulatory ratios for the Company and the Bank are noted below:

	June 30, 2023	March 31, 2023	June 30, 2022
Citizens Holding Company
Tier 1 leverage ratio	8.17%	8.01%	7.72%
Common Equity tier 1 capital ratio	8.17%	8.01%	7.72%
Tier 1 risk-based capital ratio	13.50%	13.57%	12.71%
Total risk-based capital ratio	14.28%	14.33%	13.32%
The Citizens Bank
Tier 1 leverage ratio	9.48%	9.29%	8.98%
Common Equity tier 1 capital ratio	9.48%	9.29%	8.98%
Tier 1 risk-based capital ratio	15.53%	15.75%	14.80%
Total risk-based capital ratio	16.30%	16.50%	15.40%

Noninterest Income

Noninterest income decreased for the three months ended June 30, 2023, by $100, or (4.25%) compared to the three months ended March 31, 2023, and decreased by $500 or (18.11%) compared to the same period in 2022.

The decrease quarter-over-quarter is primarily due to other noninterest income decreasing $111, or (26.94%), primarily driven by a one-time $70 loan recovery on a fully written off loan relationship.

The decrease from the same period in 2022 is primarily driven by a decrease in secondary market mortgage loan origination directly attributable to the rise in mortgage rates throughout late 2022 that have remained higher in 2023.

Noninterest Expense

Noninterest expense increased for the three months ended June 30, 2023 by $255, or 2.92%, compared to the three months ended March 31, 2023 and increased by $564, or 6.69%, compared to the same period in 2022.

The linked quarter increase is primarily being driven by an overall rise in costs associated with the implementation of new technologies and the rising costs of technology-related vendor contracts as a whole.

The increase from the same six months ended June 30, 2023 period in 2022 is attributable to an increase in salaries and employee benefits of $554, or 6.25%. This is being driven by the tight labor market environment coupled with several strategic hires during the year.

Other noninterest expense for the six months ended June 30, 2023 period increased by $236, or 5.36%, due to the aforementioned overall rise in technology-related costs and costs associated with the Chief Executive Officer transition in January of 2023.

Dividends

The Company paid aggregate cash dividends in the amount of $2,244 or $0.40 per share, during the six-month period ended June 30, 2023 compared to $2,688, or $0.48 per share, for the same period in 2022.

The Company made the strategic decision to reduce the dividend for the second quarter of 2023 with the belief that this decision was the most prudent allocation of capital given the current economic environment. At $0.16 per share, the Company’s dividend yield is approximately 5% which reflects the Company’s continued commitment to returning shareholder value.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
INTEREST INCOME
Loans, including fees	$7,529	$7,323	$6,639	$14,852	$13,036
Investment securities	3,334	3,370	2,884	6,704	5,528
Other interest	296	339	37	635	50
	11,159	11,032	9,560	22,191	18,614

INTEREST EXPENSE
Deposits	2,450	1,820	528	4,270	1,084
Other borrowed funds	1,294	1,534	269	2,828	480
	3,745	3,354	797	7,099	1,564

NET INTEREST INCOME	7,414	7,678	8,763	15,092	17,050

PCL	459	6	56	465	149

NET INTEREST INCOME AFTER PCL	6,955	7,672	8,707	14,627	16,901

NONINTEREST INCOME
Service charges on deposit accounts	890	914	967	1,804	1,912
Other service charges and fees	1,072	1,037	1,094	2,109	2,119
Other noninterest income	301	412	702	713	1,265
	2,263	2,363	2,763	4,626	5,296

NONINTEREST EXPENSE
Salaries and employee benefits	4,710	4,695	4,412	9,405	8,851
Occupancy expense	1,856	1,845	1,711	3,701	3,486
Other noninterest expense	2,431	2,201	2,309	4,632	4,396
	8,996	8,741	8,432	17,737	16,733

NET INCOME BEFORE TAXES	222	1,294	3,038	1,516	5,464

INCOME TAX EXPENSE	(78)	154	497	76	887

NET INCOME	$300	$1,140	$2,541	$1,440	$4,577

Earnings per share - basic	$0.05	$0.20	$0.45	$0.26	$0.82

Earnings per share - diluted	$0.05	$0.20	$0.45	$0.26	$0.82

Dividends paid	$0.16	$0.24	$0.24	$0.40	$0.48

Average shares outstanding - basic	5,601,213	5,595,320	5,592,782	5,598,299	5,589,958

Average shares outstanding - diluted	5,601,213	5,595,320	5,592,782	5,598,501	5,589,958

	For the Period Ended,
	June 30,	March 31,	June 30,
	2023	2023	2022
Period End Balance Sheet Data:
Total assets	$1,289,339	$1,289,469	$1,299,081
Total earning assets	1,165,419	1,174,575	1,182,127
Loans, net of unearned income	574,734	567,240	589,541
Allowance for credit losses	6,397	6,017	5,046
Securities held-to maturity, at amortized cost	396,931	402,237	-
Securities available for sale, at fair value	196,866	201,740	563,796
Total deposits	1,103,072	1,115,826	1,117,987
Securities sold under agreement to repurchase	109,526	98,532	124,162
Short-term borrowings	4,000	-	-
Long-term debt	18,000	18,000	18,000
Shareholders' equity	40,142	41,124	25,926
Book value per share	7.17	7.35	4.64

Period End Average Balance Sheet Data:
Total assets	1,320,107	1,336,480	1,343,566
Total earning assets	1,196,971	1,218,404	1,242,569
Loans, net of unearned income	574,005	582,169	584,959
Securities held-to-maturity, at amortized cost	402,341	404,719	-
Securities available for sale, at fair value	199,737	201,328	628,137
Total deposits	1,114,384	1,114,446	1,130,989
Securities sold under agreement to repurchase	129,521	142,853	94,915
Short-term borrowings	4,442	8,014	7,791
Long-term debt	18,000	18,000	18,000
Shareholders' equity	39,659	39,693	79,467

Period End Non-performing Assets:
Non-accrual loans	2,996	2,993	3,580
Loans 90+ days past due and accruing	160	5	64
Other real estate owned	1,009	1,179	1,328

	As of
	June 30,	March 31,	June 30,
	2023	2023	2022

Year to Date Credit Performance Ratios:
Non-performing assets to loans	0.72%	0.74%	0.84%
ACL to loans	1.11%	1.06%	0.86%
ACL to non-performing loans	202.70%	200.70%	138.47%
Net (recoveries)/charge-offs to average net loans	-0.01%	-0.01%	-0.07%

Year to Date Performance Ratios:
Return on average assets(1)	0.22%	0.34%	0.68%
Return on average equity(1)	7.26%	11.49%	11.52%

Year to Date Net Interest
Margin (tax equivalent)(1)	2.54%	2.56%	2.74%

(1) Annualized

Citizens Holding Company is a one-bank holding company and the parent company of the Bank, both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-seven banking locations in fourteen counties throughout the state of Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through third party partnerships and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company's transfer agent is American Stock Transfer & Trust Company. Investor relations information may be obtained at the corporate website, https://www.thecitizensbankphila.com/investor-relations.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) our ability to mitigate our risk exposures; (c) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (d) increased competition from other financial institutions; (e) the impact of technological advances; (f) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (g) changes in asset quality and loan demand; (h) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (i) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Contact:

Citizens Holding Company, Philadelphia

Phillip R. Branch, 601/656-4692

Phillip.branch@thecitizensbank.bank